Exhibit 99.1

Horizon Technology Finance Announces Regular Monthly Distributions for July, August and September 2026 Totaling $0.18 per Share and Special Distributions for July, August and September 2026 Totaling $0.09 per Share

Farmington, Connecticut – May 5, 2026 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon”) (the “Company”), an affiliate of Monroe Capital, announced today that its board of directors has declared regular monthly cash distributions of $0.06 per share, payable in each of July, August and September 2026, and, in accordance with the Company’s previously announced intent to make additional distributions with its undistributed net investment income, or “spillover” income, special cash distributions of $0.03 per share, payable in each of July, August and September 2026. The following tables show these distributions, payable as set forth in the tables below, total $0.27 per share. Since its 2010 initial public offering, Horizon has paid a total of $368 million in distributions to its shareholders.

Regular Monthly Distributions Payable in Third Quarter 2026

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 17, 2026	June 17, 2026	July 15, 2026	$0.06
July 16, 2026	July 16, 2026	August 14, 2026	$0.06
August 17, 2026	August 17, 2026	September 15, 2026	$0.06
		Total:	$0.18

Special Monthly Distributions Payable in Third Quarter 2026

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 17, 2026	June 17, 2026	July 15, 2026	$0.03
July 16, 2026	July 16, 2026	August 14, 2026	$0.03
August 17, 2026	August 17, 2026	September 15, 2026	$0.03
		Total:	$0.09

The Company’s board of directors (“Board”) sets the level of distributions for each quarter based on its results of operations, spillover income and longer-term outlook, including expected operating results for the current fiscal year.

When declaring distributions, Horizon’s Board reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Horizon maintains a “Dividend Reinvestment Plan” (“DRIP”) that provides for the reinvestment of distributions on behalf of its stockholders, unless a stockholder has elected to receive distributions in cash. As a result, if Horizon declares a distribution, its stockholders who have not “opted out” of the DRIP by the distribution record date will have their distribution automatically reinvested into additional shares of Horizon’s common stock. Horizon has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator. Newly-issued shares will be valued based upon the final closing price of Horizon’s common stock on a specified valuation date for each distribution as determined by Horizon’s Board. Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs, which are borne by Horizon.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN), externally managed by Horizon Technology Finance Management LLC, an affiliate of Monroe Capital, is a leading specialty finance company that provides capital in the form of secured loans to venture capital and private equity-backed companies and publicly traded companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located throughout the U.S. Monroe Capital is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, opportunistic, structured credit, real estate and equity. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(646) 200-8885

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819